Exhibit 10.39

THE PNC FINANCIAL SERVICES GROUP, INC.

2006 INCENTIVE AWARD PLAN

1	DEFINITIONS

In this Plan, except where the context otherwise indicates, the following definitions apply.

1.1.	“Agreement” means an agreement in Writing between the Corporation and the Grantee evidencing a grant of an Award under the Plan.

1.2.	“Award” means an Option, Share Award, Restricted Share, Incentive Share, Share Unit, Share Appreciation Right, Restricted Share Unit, Performance Unit, Other Share-Based Award or Dollar-Denominated Award.

1.3.	“Board” means the Board of Directors of the Corporation.

1.4.	“Committee” means (i) in the case of Awards made to Eligible Persons other than Directors (“Employee Awards”), the Board’s Personnel and Compensation Committee, or such other committee or designee appointed by the Board or the Personnel and Compensation Committee to manage Employee Awards generally or specific individual or groups of Employee Awards, and (ii) in the case of Awards made to Directors, the Board’s Nominating and Governance Committee, unless otherwise determined by the Board. To the extent required by Section 162(m) of the Internal Revenue Code, Rule 16b-3 of the Exchange Act or other similar requirement, any action taken by the Committee shall be taken by the Committee as a whole or by a subcommittee of at least two members, and all the members of the Committee or such subcommittee will be “outside directors” as defined in Treas. Reg. Section 1.162-27(e)(3) or any similar successor regulation and “non-employee directors” as defined in Rule 16b-3(b)(3)(i) under the Exchange Act or any similar successor rule. In all other events, the Chairman of the Committee shall be authorized to act on behalf of the Committee unless otherwise determined by the Committee. Except where the context otherwise requires, references in the Plan to the “Committee” also shall be deemed to refer to the Chairman and to any delegate of the Committee while acting within the scope of such delegation.

1.5.	“Common Stock” means the common stock, par value $5.00 per share, of the Corporation.

1.6.	“Corporation” means The PNC Financial Services Group, Inc.

1.7.	“Director” means any member of the Board who is not also an employee of the Corporation or any Subsidiary.

1.8.	“Dividend Equivalent” means a right granted to an Eligible Person as a Share-Based Award or in connection with another Share-Denominated Award to receive the equivalent value (in cash or Shares) of dividends paid on Common Stock.

1.9.	“Dollar-Denominated Award” means an Award denominated in dollars rather than in Shares, as provided under Article 12, whether settled in cash or Shares.

1.10.	“Effective Date” means February 15, 2006, subject to approval of the Plan by the Corporation’s shareholders.

1.11.	“Eligible Person” means an employee or officer of the Corporation or of a Subsidiary, or a Director, selected by the Committee as eligible to receive an Award under the Plan.

1.12.	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.13.	“Fair Market Value” means, as of any given date, the average of the reported high and low trading prices on the New York Stock Exchange for a share of Common Stock on such date or as otherwise determined using any other reasonable method adopted by the Committee in good faith for such purpose that uses actual transactions in Common Stock as reported by a national securities exchange or the Nasdaq National Market, provided that such method is consistently applied.

1.14.	“Grantee” means an Eligible Person to whom an Award has been granted.

1.15.	“Grant Date” means:

(i)	with respect to Options and Share Appreciation Rights, the date as of which an Award is authorized by the Committee to be granted to an Eligible Person or a group of Eligible Persons, provided that (A) the Eligible Person does not have the ability to individually negotiate the key terms and conditions of the Award with the Corporation or, if so, such negotiations have concluded, and (B) the key terms of the Award are expected to be communicated to the Grantee or group of Grantees within a relatively short period of time from the date as of which the Award is authorized to be granted; and

(ii)	with respect to all other Awards, the date on which such Award is approved by the Committee, or such later date specified by the Committee in authorizing the Award.

1.16.	“Incentive Share” means a Share awarded pursuant to the provisions of Article 9.

1.17.	“Incentive Stock Option” means an Option granted under the Plan that qualifies as an incentive stock option under Section 422 of the Internal Revenue Code and that the Corporation designates as such in the Agreement granting the Option.

1.18.	“Internal Revenue Code” means the Internal Revenue Code of 1986 as amended and the rules and regulations promulgated thereunder.

1.19.	“Nonstatutory Stock Option” means an Option granted under the Plan that is not an Incentive Stock Option.

1.20.	“Option” means an option to purchase Shares granted under the Plan in accordance with the terms of Article 6.

1.21.	“Option Period” means the period during which an Option may be exercised.

1.22.	“Option Price” means the price per Share at which an Option may be exercised.

1.23.	“Optionee” means an Eligible Person to whom an Option has been granted.

1.24.	“Other Share-Based Award” means a Share-Denominated Award other than an Option, Share Award, Restricted Share, Incentive Share, Share Unit, Share Appreciation Right, Restricted Share Unit or Performance Unit, as contemplated in Article 11.

1.25.	“Performance Criteria” means the performance standards selected by the Committee that may be based on earnings or earnings growth; return on assets, equity or investment; regulatory compliance; satisfactory internal or external audits; improvement of financial or credit ratings; reduction of nonperforming assets or loans; achievement of balance sheet or income statement objectives; or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Performance Criteria may be based on one or more business criteria that apply to the individual, a subsidiary, a business unit or portion of the Corporation, the Corporation as a whole, or combination thereof.

1.26.	“Performance Period” means the period or periods, which may be of overlapping durations, during which each Performance Criterion of a performance-based Award will be measured against the Performance Criteria established by the Committee and specified in the Agreement relating thereto.

1.27.	“Performance Unit” means a Share Unit payable upon satisfaction of specified Performance Criteria or other conditions or circumstances, as contemplated in Section 10.3.

1.28.	“Plan” means The PNC Financial Services Group, Inc. 2006 Incentive Award Plan, which is the Plan set forth in this document, as amended from time to time.

1.29.	“Prior Plan” means The PNC Financial Services Group, Inc. 1997 Long-Term Incentive Award Plan, as amended and restated.

1.30.	“Prior Plan Award” means an award granted pursuant to the Prior Plan.

1.31.	“Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Internal Revenue Code.

1.32.	“Related Award” means the Award in connection with which a Related Option, Related Share Unit or Related Right is granted.

1.33.	“Related Option” means an Option granted in connection with a specified Award.

1.34.	“Related Share Unit” means a Share Unit granted in connection with a specified Award or by amendment of an outstanding Nonstatutory Stock Option, Restricted Share or Incentive Share granted under the Plan or the Prior Plan.

1.35.	“Related Right” means a Share Appreciation Right granted in connection with a specified Award or by amendment of an outstanding Nonstatutory Stock Option granted under the Plan.

1.36.	“Restricted Share” means a Share awarded to an Eligible Person pursuant to Article 7 that is subject to certain restrictions and may be subject to forfeiture.

1.37.	“Restricted Share Unit” means a Share Unit awarded to an Eligible Person pursuant to Article 10 that is subject to certain restrictions and may be subject to forfeiture.

1.38.	“Right Period” means the period during which a Share Appreciation Right may be exercised.

1.39.	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.40.	“Share” means a share of authorized but unissued Common Stock or a reacquired share of Common Stock, including shares purchased by the Corporation on the open market for purposes of the Plan or otherwise.

1.41.	“Share-Denominated Award” means any Award hereunder other than a Dollar-Denominated Award under Article 12, and specifically an Award that is denominated in or by reference to a specified number of Shares, whether settled in Shares or cash.

1.42.	“Share Appreciation Right” means a share appreciation right granted under the Plan in accordance with the terms of Article 8.

1.43.	“Share Award” means an award of Common Stock as described in Article 7.

1.44.	“Share Unit” means an award of a phantom unit, representing the right to receive a Share or an amount based on the value of a Share, as described in Article 10.

1.45.	“Subsidiary” means an entity which is a member of a “controlled group” or under “common control” with the Corporation as determined under Section 414(b) or (c) of the Internal Revenue Code except that an entity will be deemed to be in a controlled group or under common control with the Corporation for this purpose if the Corporation either directly or indirectly owns at least 50% (or 20% with legitimate business criteria) of the total combined voting power of all classes of stock (or similar interests) of such entity or would otherwise satisfy the definition of service recipient under Section 409A of the Internal Revenue Code.

1.46.	“Writing” means any paper or electronic means of documenting the terms of an Agreement hereunder which satisfies such requirements for formality, authenticity and verification of signature and authority as may be established by the Committee or by those persons responsible for performing administrative functions under the Plan.

2	PURPOSE

The Plan is intended to promote the success and enhance the value of the Corporation by linking the personal interests of Directors, officers and employees to those of the Corporation’s shareholders and by providing flexibility to the Corporation in its ability to motivate, attract and retain the services of Directors, officers and employees upon whose judgment, interest and special effort the successful conduct of the Corporation’s operations is largely dependent.

3	PLAN MANAGEMENT AND ADMINISTRATION

The Plan will be managed by the Committee. Administrative functions under the Plan shall be performed by the Corporation’s Chief Executive Officer or Chief Human Resources Officer, or any of their respective designees; such functions may include, without limitation, documenting and communicating Awards made hereunder, maintaining records concerning such Awards, and satisfying (or assisting Eligible Persons in satisfying) any applicable reporting, disclosure, tax filing or withholding, or other legal requirements concerning Awards. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Corporation or any Subsidiary, the Corporation’s independent registered public accounting firm or other certified public accountants, or any executive compensation consultant or other professional retained by the Committee, the Chief Executive Officer or the Chief Human Resources Officer, or any of their respective designees, to assist in the administration of the Plan. In addition to any other powers granted to the Committee, it will have the following management powers, subject to the express provisions of the Plan:

3.1	to determine in its discretion the Eligible Persons or group of Eligible Persons to whom Awards will be granted;

3.2	to determine the types of Awards to be granted;

3.3	to determine the number of Awards to be granted to an Eligible Person or to a group of Eligible Persons and the number of Shares (in the case of Share-Denominated Awards) or dollar amount (in the case of Dollar-Denominated Awards) to be subject to each Award or pool of Awards;

3.4	to determine the terms and conditions of any Award, including, but not limited to, the Option Price, grant price, or purchase price, any reload provision, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on considerations as the Committee in its sole discretion determines;

3.5	to determine all other terms and provisions of each Agreement, which need not be identical;

3.6	to construe and interpret the Agreements and the Plan;

3.7	to require, whether or not provided for in the pertinent Agreement, of any Grantee or Optionee, the making of any representations or agreements that the Committee may deem necessary or advisable in order to comply with, or qualify for advantageous treatment under, applicable securities, tax, or other laws;

3.8	to provide for satisfaction of an Optionee’s or Grantee’s tax liabilities arising in connection with the Plan through, without limitation, retention by the Corporation of Shares otherwise issuable on the exercise of, or pursuant to, an Award (provided that the Share amount retained will not exceed the minimum applicable required withholding tax rate for federal (including FICA), state or local tax liability), or through delivery of Common Stock to the Corporation by the Optionee or Grantee under such terms and conditions as the Committee deems appropriate, including but not limited to a Share attestation procedure, or by delivery of a properly executed notice together with irrevocable instructions to a broker to promptly deliver to the Corporation the amount of sale or loan proceeds to pay the tax liabilities;

3.9	to make all other determinations and take all other actions necessary or advisable for the management and administration of the Plan, including but not limited to establishing, adopting or revising any rules and regulations as it may deem necessary;

3.10	to delegate to officers or managers of the Corporation or any Subsidiary the authority to make Awards to Eligible Persons, to select such Eligible Persons, and to determine such terms and conditions thereof as may be specified in such delegation, from a pool of Awards authorized by the Committee; and

3.11	without limiting the generality of the foregoing, to provide in its discretion in an Agreement:

(i)	for an agreement by the Optionee or Grantee to render services to the Corporation or a Subsidiary upon such terms and conditions as may be specified in the Agreement, provided that the Committee will not have the power under the Plan to commit the Corporation or any Subsidiary to employ or otherwise retain any Optionee or Grantee;

(ii)	for restrictions on the transfer, sale or other disposition of Shares issued to the Optionee or Grantee;

(iii)	for an agreement by the Optionee or Grantee to resell to the Corporation, under specified conditions, Shares issued in connection with an Award;

(iv)

for the payment of the Option Price upon the exercise of an Option otherwise than in cash, including, without limitation, by delivery under such terms and conditions as the Committee deems appropriate, including but not limited to a Share attestation procedure, of Common Stock valued at Fair Market Value on the exercise date of the Option, or a combination of cash and Common

Stock; or by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Corporation the amount of sale or loan proceeds to pay the exercise price;

(v)	for the deferral of receipt of amounts that otherwise would be distributed upon exercise or payment of an Award, the terms and conditions of any such deferral and any interest or Dividend Equivalent or other payment that will accrue with respect to deferred distributions, subject to the provisions of Article 15;

(vi)	for the effect of a “change in control,” as defined in the Agreement, of the Corporation on the rights of an Optionee or Grantee with respect to any Award; and

(vii)	for Dividend Equivalents as, or in connection with, an Award (other than an Option or a Share Appreciation Right), under such terms and conditions as the Committee deems appropriate, including whether (A) such Dividend Equivalent will be paid currently or will be deferred; (B) deferred Dividend Equivalents will accrue interest; and (C) Dividend Equivalents will be accrued as a cash obligation or converted to Share Units. Notwithstanding the foregoing, any deferral of the payment of a Dividend Equivalent will comply with Section 409A of the Internal Revenue Code.

Any determinations or actions made or taken by the Committee pursuant to this Article will be binding and final.

4	ELIGIBILITY

Eligible Persons may be granted one or more Awards; provided, however, that Incentive Stock Options will not be granted to Directors.

5	SHARES SUBJECT TO THE PLAN

5.1

The number of Shares initially reserved for issuance over the term of the Plan is limited to 40,000,000 Shares, which includes 23,647,000 authorized but unissued Shares under the Prior Plan. No more than 10,000,000 of such Shares may be issued in respect of Awards other than Options or Share Appreciation Rights. The Plan serves as the successor to the Prior Plan, and no further Prior Plan Awards will be made after the date this Plan is approved by the Corporation’s shareholders (“Approval Date”). However, all awards under the Prior Plan, including any features thereof involving reload rights or performance units and the subsequent grant of options or performance units on the exercise thereof, outstanding on the Approval Date will continue in full force and effect in accordance with their terms, and no provision of this Plan will be deemed to affect or otherwise modify the rights or obligations of the holders of those Prior

Plan Awards with respect to their acquisition of shares of Common Stock thereunder. To the extent any Prior Plan Awards outstanding under the Prior Plan on the Approval Date are forfeited or expire or terminate unexercised, the number of Shares subject to those forfeited, expired or terminated awards at the time of forfeiture, expiration or termination will be added to the share reserve under this Plan and accordingly will be available for issuance hereunder, except and to the extent that the Committee determines that such shares should be reserved for the purpose of satisfying any reload or performance unit rights with respect to the Prior Plan Awards outstanding on the Approval Date.

5.2	Grants of Incentive Stock Options under the Plan may not be made with respect to more than 1,000,000 Shares during any calendar year, provided that such limit only applies to the extent consistent with applicable regulations relating to Incentive Stock Options under the Internal Revenue Code. With respect to one calendar year, an Eligible Person may receive (i) Share-Denominated Awards, other than Share-Denominated Awards (or any portion thereof) that by their terms can only be settled in cash, not to exceed, in the aggregate, 1,000,000 Shares plus (ii) Dollar-Denominated Awards and Share-Denominated Awards (or any portion thereof) that by their terms can only be settled in cash, not to exceed, in the aggregate, 1,000,000 Shares (or the equivalent thereof) for a total individual annual limit of the equivalent of 2,000,000 Shares (the “Individual Limit”). With respect to any Dollar-Denominated Award, the number of Shares allocated to such Award for purposes of applying the Individual Limit in (ii) above will be determined on the Grant Date by dividing the amount of such Award by the Fair Market Value of a share of Common Stock on the Grant Date.

5.3

Shares subject to outstanding Awards made under the Plan will be available for subsequent issuance under the Plan to the extent those Awards are forfeited, expire or terminate for any reason prior to the issuance of the Shares subject to those Awards. Shares issued under the Plan subject to a vesting requirement and subsequently forfeited or repurchased by the Corporation, at a price per share not greater than the original issue price paid per share, pursuant to the Corporation’s repurchase rights under the Plan or the applicable Agreement will be added back to the number of Shares reserved for issuance under the Plan and accordingly will be available for subsequent reissuance. Should the exercise price of an Option under the Plan be paid with Shares, then the authorized reserve of Common Stock under the Plan will be reduced by the gross number of Shares for which that Option is exercised, and not by the net number of Shares issued under the exercised Option. If Shares otherwise issuable under the Plan are withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an Option, Share Appreciation Right or issuance of fully-vested Shares under another type of Award, then the number of Shares available for issuance under the Plan will be reduced by the gross number of Shares issuable under the exercised Option or Share Appreciation Right or the gross number of fully-vested Shares issuable under another type of Award, calculated in each instance prior to any such share withholding. Notwithstanding the foregoing, any Award or portion of an Award that (i) in accordance with the terms of the applicable Agreement, is payable only in cash and (ii) is disclosed as being payable only in cash in the Corporation’s annual report filed with the Securities and Exchange Commission on Form 10-K will be added back immediately to the number of Shares reserved for issuance under the Plan and accordingly will be available for subsequent reissuance.

5.4	Where two or more Awards are granted in relation to each other such that the exercise or payment of one such Award automatically and by its terms reduces the number of Shares that may be issued or the amount that may be received pursuant to the other Award or Awards, then the amount that will be included for purposes of the Individual Limits set forth in Section 5.2 for such Awards will be the amount that is the maximum number of Shares (or their equivalent) that could be issued or received pursuant to such Awards and their related Awards taken as a whole, and only the maximum number of Shares that could be issued pursuant to such Awards will be counted against the number of Shares reserved under the Plan at the time of their grant.

5.5	In the case of any Award granted in substitution for an award of a company or business acquired by the Corporation or a Subsidiary, Shares issued or issuable in connection with such substitution will not be counted against the number of Shares reserved under the Plan, but will be available under the Plan by virtue of the Corporation’s assumption of the plan or arrangement of the acquired company or business.

6	OPTIONS

6.1	The Committee is hereby authorized to grant Incentive Stock Options and Nonstatutory Stock Options to any employee who is an Eligible Person and to grant Nonstatutory Stock Options to any Director, provided that the number of Options granted to an Eligible Person during a calendar year will not exceed the applicable limitations set forth in Article 5 when aggregated with other applicable Awards made to that Eligible Person during that calendar year.

6.2	All Options will be evidenced by an Agreement. All Agreements granting Incentive Stock Options will contain a statement that the Option is intended to be an Incentive Stock Option; if no such statement is included in the Agreement, or if the Agreement affirmatively states that the Option is intended to be a Nonstatutory Option, the Option shall be a Nonstatutory Option.

6.3	The Option Period will be determined by the Committee and specifically set forth in the Agreement, provided that an Option will not be exercisable after ten years from the Grant Date and will not be exercisable until the expiration of at least six months from the Grant Date (except that this limitation need not apply in the event of the death or disability of the Optionee or as otherwise permitted by the Agreement upon a change in control of the Corporation).

6.4	All Incentive Stock Options granted under the Plan will comply with the provisions of Section 422 of the Internal Revenue Code and with all other applicable rules and regulations.

6.5	The Option Price for any Option will equal the Fair Market Value on the Grant Date, unless otherwise determined by the Committee in its discretion pursuant to an Option that contains terms and conditions that satisfy (or qualify such Option for an exemption from) the applicable requirements of Section 409A of the Internal Revenue Code.

6.6	The Committee will determine the methods by which the Option Price of an Option may be paid and the form or forms of payment that may be permitted.

6.7	All other terms of Options granted under the Plan will be determined by the Committee in its sole discretion.

6.8	The Committee may provide in the Agreement evidencing the grant of an Option that the Committee, in its sole discretion, will have the right to substitute a Share Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided, however, that such Share Appreciation Right will be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable.

7	SHARE AWARDS AND RESTRICTED SHARES

7.1	The Committee is authorized to grant Share Awards to any Eligible Person in such amounts and subject to such terms and conditions as determined by the Committee, provided that the number of Shares awarded to an Eligible Person during a calendar year will not exceed the applicable limitations set forth in Article 5 when aggregated with other applicable Awards made to that Eligible Person during that calendar year. All Share Awards will be evidenced by an Agreement.

7.2

Shares issued or transferred pursuant to a Share Award may be issued or transferred for consideration or no consideration (except as required by applicable law), and may be subject to restrictions or no restrictions, as determined by the Committee. A Share Award that is issued subject to restrictions is referred to in this Plan as a Restricted Share. The Committee may establish conditions under which restrictions on

Restricted Shares will lapse over time or according to such other criteria as the Committee deems appropriate.

7.3	Restricted Shares will be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, restrictions on the right to vote Restricted Shares or the right to receive dividends on Restricted Shares). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of an Award or thereafter, provided that no restrictions will lapse prior to the expiration of six months from the Grant Date (except that this limitation need not apply in the event of death or disability of the Grantee or as otherwise permitted by the Agreement upon a change in control of the Corporation).

7.4	Except as otherwise determined by the Committee at the time of the grant of an Award or thereafter, upon termination of employment or service with or for the Corporation and/or Subsidiaries during the applicable restriction period, Restricted Shares that are at that time subject to restrictions will be forfeited.

7.5	Restricted Shares granted pursuant to the Plan may be evidenced in such manner as the Committee determines. If certificates representing Restricted Shares are registered in the name of the Grantee, those certificates must bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Shares, and the Corporation may, at its discretion, retain physical possession of certificates until such time as all applicable restrictions lapse.

8	SHARE APPRECIATION RIGHTS

8.1	The Committee may grant Share Appreciation Rights to any Eligible Person, upon such terms and conditions as the Committee deems appropriate under this Article 8, provided that the number of Share Appreciation Rights granted to an Eligible Person during a calendar year will not exceed the applicable limitations set forth in Article 5 when aggregated with other applicable Awards made to that Eligible Person during that calendar year.

8.2	A Share Appreciation Right may be granted under the Plan:

(i)	in connection with, and at the same time as, the grant of another Award to an Eligible Person;

(ii)	by amendment of an outstanding Nonstatutory Stock Option granted under the Plan to an Eligible Person; or

(iii)	independently of any Award granted under the Plan.

A Share Appreciation Right granted under clause (i) or (ii) of the preceding sentence is a Related Right. A Related Right may, in the Committee’s discretion, apply to all or a portion of the Shares subject to the Related Award.

8.3	A Share Appreciation Right may be exercised in whole or in part as provided in the Agreement, and, subject to the provisions of the Agreement, entitles its Grantee to receive, without any payment to the Corporation (other than required tax withholding amounts), either cash or that number of Shares (equal to the highest whole number of Shares), or a combination thereof, in an amount or having a Fair Market Value determined as of the date such Award is exercised not to exceed the number of Shares subject to the portion of the Share Appreciation Right exercised multiplied by an amount equal to the excess of the Fair Market Value on the Exercise Date of the Share Appreciation Right over the “base price”. The base price for a Share Appreciation Right is the Fair Market Value per Share as of the Grant Date, unless otherwise determined by the Committee in its discretion pursuant to a Share Appreciation Right that contains terms and conditions that satisfy (or qualify such Share Appreciation Right for an exemption from) the applicable requirements of Section 409A of the Internal Revenue Code.

8.4	The Right Period will be determined by the Committee and specifically set forth in the Agreement, provided, however:

(i)	a Share Appreciation Right may not be exercised until the expiration of at least six months from the Grant Date (except that this limitation need not apply in the event of the death or disability of the Grantee or as otherwise permitted by the Agreement upon a change in control of the Corporation);

(ii)	a Share Appreciation Right will expire no later than the earlier of (A) ten years from the Grant Date, or (B) in the case of a Related Right, the expiration of the Related Award; and

(iii)	a Share Appreciation Right that is a Related Right may be exercised only when and to the extent the Related Award is exercisable.

8.5	The exercise or settlement, in whole or in part, of a Related Right will cause a reduction in the number of Shares subject to the Related Award equal to the number of Shares with respect to which the Related Right is exercised or settled. Similarly, the exercise or settlement, in whole or in part, of a Related Award will cause a reduction in the number of Shares subject to the Related Right equal to the number of Shares with respect to which the Related Award is exercised or settled.

9	INCENTIVE SHARE AWARDS

The Committee may, in its sole discretion, grant Incentive Shares to Eligible Persons, provided that the number of Incentive Shares granted to an Eligible Person during a calendar year will not exceed the applicable limitations set forth in Article 5 when aggregated with other applicable Awards made to such Eligible Person during that calendar year. Incentive Shares will entitle an Eligible Person to receive Shares, to be issued at such times, subject to the achievement of such Performance Criteria or other goals, in recognition of such performance or other achievements, or for such other purposes, and on such other terms and conditions, if any, as the Committee deems appropriate.

10	SHARE UNITS AND RESTRICTED SHARE UNITS

10.1	The Committee may grant Share Units to any Eligible Person, upon such terms and conditions as the Committee deems appropriate under this Article 10, provided that the number of Share Units granted to an Eligible Person during a calendar year will not exceed the applicable limitations set forth in Article 5 when aggregated with other applicable Awards made to such Eligible Person during that calendar year. Each Share Unit will represent the right of the Grantee to receive a Share or an amount based on the value of a Share upon such terms and conditions as the Committee deems appropriate.

10.2	Share Units may be issued or transferred for consideration or no consideration and may be subject to restrictions or no restrictions, as determined by the Committee. A Share Unit that is issued subject to restrictions is referred to as a Restricted Share Unit. The Committee may establish conditions under which restrictions on Restricted Share Units will lapse over time or according to such other criteria as the Committee deems appropriate.

10.3	The Committee may grant Share Units that are payable if specified Performance Criteria or other conditions are met, or under other circumstances. A Share Unit that is payable if specified Performance Criteria are achieved may be referred to as a Performance Unit. During the Performance Period, such Performance Criteria may be particular to an Eligible Person or to the department, branch, Subsidiary or other unit in which the Eligible Person works, or may be based on the performance of the Corporation or of a specified portion or portions of the Corporation and/or Subsidiaries generally.

10.4	Share Units may be granted under the Plan:

(i)	in connection with, and at the same time as, the grant of another Award to an Eligible Person;

(ii)	by amendment of an outstanding Nonstatutory Stock Option, Restricted Share or Incentive Share granted under the Plan or the Prior Plan to an Eligible Person; or

(iii)	independently of any Award granted under the Plan.

A Share Unit granted under subparagraph (i) or (ii) of the preceding sentence is a Related Share Unit. A Related Share Unit may, in the Committee’s discretion, apply to all or a portion of the Shares subject to the Related Award. A Share Unit may not be granted in connection with, or by amendment to, an Incentive Stock Option.

10.5	Share Units may be paid at the end of a specified period, or payment may be deferred to a date authorized by the Committee provided that no restrictions will lapse on Restricted Share Units prior to the expiration of at least six months from the Grant Date (except that this limitation need not apply in the event of the death or disability of the Grantee or as otherwise permitted by an Agreement upon a change in control of the Corporation).

10.6	Payment with respect to Share Units will be made in cash, in Shares, or in a combination of the two, as determined by the Committee and set forth in the Agreement. The Agreement will specify the maximum number of Shares (which may be determined by a formula) that will be paid under the Share Units.

10.7	The Committee will determine in the Agreement under what circumstances a Grantee may retain Restricted Share Units after termination of the Grantee’s employment or service with or for the Corporation and/or Subsidiaries, and the circumstances under which Restricted Share Units may be forfeited.

11	OTHER SHARE-BASED AWARDS

The Committee may grant Other Share-Based Awards, which are Share-Denominated Awards other than those described in Articles 6 through 10 of the Plan, to any Eligible Person on such terms and conditions as the Committee determines, provided that the number of Other Share-Based Awards granted to an Eligible Person during a calendar year will not exceed the applicable limitations set forth in Article 5 when aggregated with other applicable Awards made to such Eligible Person during that calendar year. Other Share-Based Awards may be awarded subject to the achievement of Performance Criteria or other conditions and may be payable in cash, Shares or any combination of the foregoing, as the Committee determines.

12	DOLLAR-DENOMINATED AWARDS

The Committee is authorized to grant Dollar-Denominated Awards entitling Eligible Persons to receive a specified dollar amount (which may be determined by a formula) based upon the achievement of specified Performance Criteria or other conditions, provided that the amount of any Dollar-Denominated Award granted to an Eligible Person during a calendar year will not exceed the applicable limitations set forth in Article 5 when aggregated with other applicable Awards made to such Eligible Person during that calendar year. The Committee will determine the terms and conditions of such Awards, which may be payable in cash, Shares or any combination of the foregoing, as the Committee determines.

13	QUALIFIED PERFORMANCE-BASED COMPENSATION

13.1	The Committee may determine that an Award or Awards granted to an Eligible Person will be considered “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code. The provisions of this Article 13 apply to any such Grants that are to be considered “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code. To the extent that Awards designated as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code are made, no such Award may be made as an alternative to another Award that is not also designated as “qualified performance-based compensation” but instead must be separate and apart from all other Awards made.

13.2	When Options or Share Appreciation Rights that are to be considered “qualified performance-based compensation” are granted, the Committee approving such grants must consist solely of two or more “outside directors” as defined in Treas. Reg. Section 1.162-27(e)(3), and the Option Price or base price, as the case may be, established for the grant by the Committee will not be less than the Fair Market Value on the Grant Date.

13.3

When Awards other than Options or Share Appreciation Rights that are to be considered “qualified performance-based compensation” are granted, the Committee will establish in writing (i) the Performance Criteria that must be met, (ii) the Performance Period during which performance will be measured, (iii) the maximum amounts that may be paid if the Performance Criteria are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the Plan and the requirements of Section 162(m) of the Internal Revenue Code for “qualified performance-based compensation.” The Performance Criteria will satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the Performance Criteria be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the Performance Criteria have been met. The Committee will not have discretion to increase the maximum amount of compensation that is payable upon achievement of the designated Performance Criteria, but the Committee may in its discretion reduce the amount of compensation that is payable to an Eligible Person upon achievement of the designated Performance Criteria.

13.4	The Committee will establish the Performance Criteria in writing either before the beginning of the Performance Period or during a period ending no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed, or such other date as may be required or permitted under applicable regulations under Section 162(m) of the Internal Revenue Code.

13.5	The Committee will certify and announce the results for the Performance Period to all affected Grantees after the Corporation determines the financial and other relevant performance results for the Performance Period. The Committee will determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the Performance Criteria and the terms of each Agreement.

13.6	The Committee may provide in the Agreement that Awards will be payable, in whole or in part, in the event of the Grantee’s death or disability, a change of control or under other circumstances consistent with the Treasury regulations and rulings under Section 162(m) of the Internal Revenue Code.

14	EXERCISE; PAYMENT OF WITHHOLDING TAXES

An Award that is exercisable by the Grantee may, subject to the provisions of the Agreement under which it was granted, be exercised in whole or in part by the delivery to the Corporation or its designated agent of written notice of the exercise, in such form as the Committee may prescribe. The exercise, however, will not be effective until the Corporation has received the election notice and will be subject to receipt by the Corporation of payment of any applicable Option Price, calculation by the Corporation of the applicable withholding taxes, and receipt by the Corporation of payment for any applicable withholding taxes.

15	DEFERRAL OF AWARDS

If a Grantee so elects in accordance with the terms of an Agreement, the Grantee may defer any or all of an amount otherwise payable in connection with an Award in accordance with the provisions of a deferred compensation plan maintained by the Corporation or a Subsidiary, provided that:

(i)	the Grantee makes such election by delivering to the Corporation written notice of such election, at such time and in such form as the Committee may from time to time prescribe in accordance with the deferral requirements set forth in Section 409A of the Internal Revenue Code;

(ii)	such election will be irrevocable;

(iii)	such deferred payment will be made in accordance with the provisions of such deferred compensation plan; and

(iv)	the terms of the deferred compensation plan and the election to defer under this Plan comply with Section 409A of the Internal Revenue Code.

16	CAPITAL ADJUSTMENTS

The number and class of Shares subject to each outstanding Share-Denominated Award, the Option Price, the base price for any Share Appreciation Right or other Award using such a price, the aggregate number and class of Shares for which grants of Share-Denominated Awards thereafter may be made or in which Awards may be paid, and the Share-based limits provided for in Article 5, will be subject to such adjustment, if any, as the Committee in its sole discretion deems appropriate to reflect any corporate transaction or event, including, without limitation, Share dividends, Share splits, spin-offs, split-ups, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation.

17	TERMINATION OR AMENDMENT

17.1	The Board or the Committee may amend, alter or terminate this Plan in any respect, at any time; provided, however, that, after this Plan has been approved by the shareholders of the Corporation, no amendment, alteration or termination of this Plan will be made by the Board or the Committee without approval of (i) the Corporation’s shareholders to the extent shareholder approval of the amendment is required by applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Common Stock is listed or quoted, and (ii) each affected Optionee or Grantee if such amendment, alteration or termination would adversely affect his or her rights or obligations under any grant or award made prior to the date of such amendment, alteration or termination except as otherwise permitted under Articles 15, 18 and 21.

17.2

The effective date of any amendment to the Plan will be the date specified by the Board or Committee, as applicable. Any amendments to the Plan requiring shareholder approval pursuant to Section 17.1 are subject to approval by vote of the shareholders of the Corporation within 12 months after their adoption by the Board or the Committee. Subject to that approval, any such amendments are effective as of the date on which they are adopted by the Board or the Committee. Awards may be granted or awarded prior to shareholder approval of amendments, but each Award requiring such amendments will be subject to the approval of the amendments by the shareholders. The date on which any such Award is made prior to shareholder approval of the amendment will be the Grant Date for all purposes of the Plan as if the Award had not been subject to approval. No Award granted subject to shareholder approval of an amendment may be exercised prior to such shareholder approval, and any dividends payable thereon are subject to forfeiture if such shareholder approval is not obtained.

18	MODIFICATION, EXTENSION AND RENEWAL OF AWARDS

Subject to the terms and conditions of Section 409A of the Internal Revenue Code and the Plan and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Awards, or accept the surrender of outstanding Awards (to the extent not theretofore exercised where applicable) granted under the Plan or under any other plan of the Corporation, a Subsidiary or a company or similar entity acquired by the Corporation or a Subsidiary, and authorize the granting of new Awards pursuant to the Plan in substitution therefor (to the extent not theretofore exercised where applicable), and the substituted Awards may specify a longer term than the surrendered Awards or have any other provisions that are authorized by the Plan; provided, however, that unless approved by the shareholders of the Corporation, the substituted Awards may not specify a lower exercise or base price than the surrendered options, stock appreciation rights and performance units. Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify the terms of any outstanding Agreement. Notwithstanding the foregoing, however, no modification of an Award granted under the Plan will (i) without the consent of the Optionee or Grantee, adversely affect the rights or obligations of the Optionee or Grantee except as otherwise permitted under Articles 15, 18 or 21 or as may be necessary for the Award to qualify as qualified performance-based compensation as provided under Article 13 or (ii) reduce the exercise price or base price of an Award where applicable. Adjustments pursuant to Article 16 are not modifications.

19	TERM OF THE PLAN

Unless sooner terminated by the Board or the Committee pursuant to Article 17, the Plan will terminate on April 25, 2016, provided that the Plan will terminate on February 14, 2016 with respect to incentive stock options, and no new Awards may be granted after the applicable termination date. The termination will not affect the validity of any Awards outstanding on the date of termination, including any reload rights and any other rights in accordance with the applicable Award Agreement to new grants in substitution for a Restricted Share or Restricted Share Unit, or a portion thereof, that is forfeited.

20	INDEMNIFICATION OF COMMITTEE

In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee will be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Awards granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Corporation.

21	COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE

To the extent the Committee determines that any Award granted under the Plan is subject to Section 409A of the Internal Revenue Code, the Agreement evidencing such Award will incorporate the terms and conditions required by Section 409A of the Internal Revenue Code. To the extent applicable, the Plan and Agreement will be interpreted in accordance with Section 409A of the Internal Revenue Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A of the Internal Revenue Code, the Committee may adopt such amendments to the Plan and/or the applicable Agreement or adopt policies and procedures or take any other action or actions, including an action or amendment with retroactive effect, that the Committee determines is necessary or appropriate to (i) exempt the Award from the application of Section 409A of the Internal Revenue Code or (ii) comply with the requirements of Section 409A of the Internal Revenue Code.

22	GENERAL PROVISIONS

22.1	The establishment of the Plan will not confer upon any Eligible Person any legal or equitable right against the Corporation, any Subsidiary or the Committee, except as expressly provided in the Plan.

22.2	All grants and awards under the Plan are subject to the condition subsequent that an appropriate Agreement be signed by the parties.

22.3	Neither the Plan nor any Agreement constitutes inducement or consideration for the employment or retention of any Eligible Person, nor are they a contract of employment or retention for a specific term between the Corporation or any Subsidiary and any Eligible Person. Participation in the Plan will not give an Eligible Person any right to be retained in the service of the Corporation or any Subsidiary as an employee, a director or otherwise.

22.4	The Corporation and its Subsidiaries may assume options, warrants, or rights to purchase shares issued or granted by other corporations whose shares or assets are acquired by the Corporation or its Subsidiaries, or which are merged into or consolidated with the Corporation or its Subsidiaries. Neither the adoption of this Plan, nor its submission to the shareholders, will be taken to impose any limitations on the powers of the Corporation or its affiliates to issue, grant, or assume options, warrants, or rights otherwise than under this Plan, or to adopt other share option or restricted share plans or other incentives, or to impose any requirement of shareholder approval upon the same.

22.5	Except as the Committee may otherwise provide, or as may otherwise be required by a deferral election pursuant to Article 15, the interests of any Eligible Person under the Plan are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered.

22.6	The Board or the Committee may, in its sole discretion, delegate authority hereunder not already delegated by the terms hereof, including but not limited to delegating authority to select Eligible Persons, to grant Awards, to establish terms and conditions of Awards, or to amend, manage, administer, interpret, construe or vary the Plan or any Awards or Agreements, to the extent permitted by applicable law or administrative or regulatory rule.

22.7	The Committee may, without amending the Plan, determine the terms and conditions applicable to grants of Awards to participants who are foreign nationals or employed outside the United States in a manner otherwise inconsistent with the Plan if the Committee deems such terms and conditions necessary in order to recognize differences in local law or regulations, tax policies or customs.

22.8	The Plan will be governed, construed and administered in accordance with the laws of the Commonwealth of Pennsylvania, without reference to its conflict of laws provisions, and it is the intention of the Corporation that Incentive Stock Options granted under the Plan qualify as such under Section 422 of the Internal Revenue Code and that Qualified Performance-Based Compensation granted under the Plan qualify as “qualified performance-based compensation” as described in Section 162(m) of the Internal Revenue Code.